CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$2,000,000	$257.60

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated September 5, 2014 (To the Prospectus dated July 19, 2013 and the Prospectus Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$2,000,000 Callable Contingent Coupon Notes due September 11, 2015 Linked to the American Depositary Shares of Petróleo Brasileiro S.A.—Petrobras Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Reference Asset:	The American depositary shares representing the Common Shares of Petróleo Brasileiro S.A.—Petrobras (Bloomberg ticker symbol “PBR UN <Equity>”).

Initial Valuation Date:	September 5, 2014

Issue Date:	September 10, 2014

Final Valuation Date*:	September 8, 2015

Maturity Date*:	September 11, 2015

Contingent Coupon:

The Contingent Coupon is equal to $11.6667 (rounded to four decimal places) per $1,000 principal amount note, which is approximately 1.16667% of the principal amount per Note (14.00% per annum).

If the Closing Price of the Reference Asset on any Observation Date is equal to or greater than the Coupon Barrier Price, unless the Notes have been previously redeemed by us pursuant to the “Early Redemption at the Option of the Issuer” provisions described below, Barclays Bank PLC will pay you the Contingent Coupon applicable to such Observation Date on the related Contingent Coupon Payment Date.

If the Closing Price of the Reference Asset on any Observation Date is less than the Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Price of the Reference Asset is less than the Coupon Barrier Price on all Observation Dates, you will not receive any Contingent Coupons during the term of the Notes.

Payment at Maturity:

If you hold your Notes to maturity, and if your Notes are not early redeemed by us pursuant to the “Early Redemption at the Option of the Issuer” provisions described below, you will receive (subject to our credit risk) on the Maturity Date, in addition to any Contingent Coupon that may be due on such date, a payment per $1,000 principal amount Note that you hold determined as follows:

•     If the Final Price is equal to or greater than the Barrier Price, you will receive a cash payment of $1,000;

•     If (i) the Final Price is less than the Barrier Price AND (ii) we do not elect to exercise our physical settlement option, you will receive a cash payment calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

•     If (i) the Final Price is less than the Barrier Price AND (ii) we elect to exercise our physical settlement option, you will receive (a) an amount of shares of the Reference Asset equal to the Physical Delivery Amount and (b) a cash payment equal to the Fractional Share Amount times the Final Price.

If your Notes are not redeemed by us prior to maturity, and if the Final Price is less than the Barrier Price, your Notes will be fully exposed to the negative performance of the Reference Asset from the Initial Price to the Final Price. In such an event, if we elect to exercise our physical settlement option, the market value of the shares of the Reference Asset that you receive may be less than the amount of cash that you would have received had we not elected to exercise such option and is expected to be substantially less than the value of your original investment.

Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Reference Asset Return:	The performance of the Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.40%	99.60%
Total	$2,000,000	$2,000,000	$8,000	$1,992,000

(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $982.10 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-4 of this pricing supplement.
(2)	Barclays Capital Inc. and UBS Financial Services, Inc. will receive commissions from the Issuer equal to 0.40% of the principal amount of the notes, or $4.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Observation Dates:	October 6, 2014, November 5, 2014, December 5, 2014, January 5, 2015, February 5, 2015, March 5, 2015, April 6, 2015, May 5, 2015, June 5, 2015, July 6, 2015, August 5, 2105 and the Final Valuation Date.

Contingent Coupon Payment Dates:*	October 9, 2014, November 10, 2014, December 10, 2014, January 8, 2015, February 10, 2015, March 10, 2015, April 9, 2015, May 8, 2015, June 10, 2015, July 9, 2015, August 10, 2015 and the Maturity Date.

Early Redemption at the Option of the Issuer:	We may redeem your Notes (in whole but not in part) at our sole discretion without your consent at the Redemption Price set forth below on any Contingent Coupon Payment Date, provided that we give at least five Business Days’ prior written notice to the trustee. If we exercise our redemption option, the Contingent Coupon Payment Date on which we exercise such option will be referred to as the “Early Redemption Date”.

Redemption Price:	A cash payment equal to $1,000 per $1,000 principal amount Note that you hold, together with any Contingent Coupon that may be due on the applicable Early Redemption Date.

Initial Price:**	$19.33, the Closing Price of the Reference Asset on September 4, 2014.

Final Price:**	The Closing Price of the Reference Asset on the Final Valuation Date

Coupon Barrier Price**:	$11.98, the Initial Price multiplied by 62.00% rounded to the nearest cent

Barrier Price:**	$11.98, the Initial Price multiplied by 62.00% rounded to the nearest cent

Physical Settlement at the Option of the Issuer:	If (i) we have not redeemed the Notes prior to maturity, (ii) the Final Price is less than the Barrier Price AND (iii) we elect to exercise our physical settlement option, you will receive on the Maturity Date an amount of shares of the Reference Asset equal to the Physical Delivery Amount (and, if applicable, a cash payment in respect of the Fractional Share Amount) as described above under “Payment at Maturity”.

Physical Delivery Amount:**	51, which is a number of shares of the Reference Asset equal to $1,000 divided by the Initial Price, rounded down to the nearest whole number.

Fractional Share Amount:**	0.73306, which is equal to the number of fractional shares of the Reference Asset resulting from dividing $1,000 by the Initial Price.

Closing Price:

With respect to any day, the official closing price per share of the Reference Asset on that day as displayed on Bloomberg Professional® service page “PBR UN <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing price per share of the Reference Asset will be based on the alternate calculation as described in “Reference Assets—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	06740D863 / US06740D8636

*	Subject to postponement in the event of a market disruption event, as described under “Selected Purchase Considerations—Market Disruption Events and Adjustments” in this pricing supplement.
**	Subject to adjustment as described under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

HYPOTHETICAL EXAMPLES OF CONTINGENT COUPON PAYMENTS DURING THE TERM OF THE NOTES

The following examples are purely hypothetical and are provided for illustrative purposes only. These examples are intended to illustrate the amount of Contingent Coupons that you may receive over the term of the Notes under various circumstances. The following examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

•	Contingent Coupon: 1.16667% (rounded to five decimal places) of the principal amount per Note (14.00% per annum)

•	You hold your Notes to maturity and we do NOT exercise our option to redeem your Notes prior to maturity

Example 1: The Closing Price of the Reference Asset is less than the Coupon Barrier Price on some Observation Dates and is not less than the Coupon Barrier Price on other Observation Dates.

Observation Date	Is the Closing Price of the Reference Asset Less Than the Coupon Barrier Price?	Is a Contingent Coupon Due on the Related Contingent Coupon Payment Date?	Contingent Coupon Payment (per $1,000 principal amount)
First	No	Yes	$11.6667
Second	Yes	No	$0.00
Third	Yes	No	$0.00
Fourth	No	Yes	$11.6667
Fifth	Yes	No	$0.00
Sixth	No	Yes	$11.6667
Seventh	Yes	No	$0.00
Eighth	No	Yes	$11.6667
Ninth	Yes	No	$0.00
Tenth	No	Yes	$11.6667
Eleventh	Yes	No	$0.00
Twelfth (Final Valuation Date)	No	Yes	$11.6667

The total amount of Contingent Coupons that you receive during the term of the Notes is $70.0002 per $1,000 principal amount Note that you hold. This example demonstrates that you will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Price of the Reference Asset is equal to or greater than the Coupon Barrier Price on the related Observation Date.

Example 2: The Closing Price of the Reference Asset on each Observation Date is equal to or greater than the Coupon Barrier Price.

Observation Date	Is the Closing Price of the Reference Asset Less Than the Coupon Barrier Price?	Is a Contingent Coupon Due on the Related Contingent Coupon Payment Date?	Contingent Coupon Payment (per $1,000 principal amount)
First	No	Yes	$11.6667
Second	No	Yes	$11.6667
Third	No	Yes	$11.6667
Fourth	No	Yes	$11.6667
Fifth	No	Yes	$11.6667
Sixth	No	Yes	$11.6667
Seventh	No	Yes	$11.6667
Eighth	No	Yes	$11.6667
Ninth	No	Yes	$11.6667
Tenth	No	Yes	$11.6667
Eleventh	No	Yes	$11.6667
Twelfth (Final Valuation Date)	No	Yes	$11.6667

The total amount of Contingent Coupons that you receive during the term of the Notes is $140.0004 per $1,000 principal amount Note that you hold. This example demonstrates the maximum possible return that you may earn on their Notes.

Example 3: The Closing Price of the Reference Asset on each Observation Date is less than the Coupon Barrier Price.

Observation Date	Is the Closing Price of the Reference Asset Less Than the Coupon Barrier Price?	Is a Contingent Coupon Due on the Related Contingent Coupon Payment Date?	Contingent Coupon Payment (per $1,000 principal amount)
First	Yes	No	$0.00
Second	Yes	No	$0.00
Third	Yes	No	$0.00
Fourth	Yes	No	$0.00
Fifth	Yes	No	$0.00
Sixth	Yes	No	$0.00
Seventh	Yes	No	$0.00
Eighth	Yes	No	$0.00
Ninth	Yes	No	$0.00
Tenth	Yes	No	$0.00
Eleventh	Yes	No	$0.00
Twelfth (Final Valuation Date)	Yes	No	$0.00

The total amount of Contingent Coupons that you receive during the term of the Notes is $0.0000. This example demonstrates that you may not receive any Contingent Coupons during the term of the Notes.

The examples above relate solely to the Contingent Coupon payments that you may receive during the term of the Notes and do not relate to the payment that you may receive at maturity. Regardless of any Contingent Coupons that you may receive during the term of the Notes, you may also lose some or all of the principal amount of your Notes, as described on the cover page of this pricing supplement.

For examples of the payment that you may receive at maturity, please see “Hypothetical Examples of Amounts Payable at Maturity” below.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates a hypothetical range of payments that you may receive at maturity (excluding the final Contingent Coupon payment that may be due on the Notes) assuming a range of Reference Asset Returns. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following examples do not take into account any tax consequences from investing in the Notes. These examples also make the following key assumptions:

•	Initial Price: $19.33

•	Barrier Price: $11.98 (which is 62.00% of the Initial Price, rounded to the nearest cent).

•	Physical Delivery Amount: 51 shares (which is equal to $1,000 divided by the Initial Price, rounded down to the nearest whole share)

•	Fractional Share Amount: 0.73306 (which is the amount of fractional shares resulting from dividing $1,000 by the Initial Price).

•	You hold your Notes to maturity and we do NOT exercise our option to redeem your Notes prior to maturity.

Final Price ($)	Reference Asset Return	Payment at Maturity*	Physical Delivery Amount*	Cash Value of Fractional Share Amount*
38.66	100.00%	$1,000.00	N/A	N/A
36.73	90.00%	$1,000.00	N/A	N/A
34.79	80.00%	$1,000.00	N/A	N/A
32.86	70.00%	$1,000.00	N/A	N/A
30.93	60.00%	$1,000.00	N/A	N/A
29.00	50.00%	$1,000.00	N/A	N/A
27.06	40.00%	$1,000.00	N/A	N/A
25.13	30.00%	$1,000.00	N/A	N/A
23.20	20.00%	$1,000.00	N/A	N/A
21.26	10.00%	$1,000.00	N/A	N/A
20.30	5.00%	$1,000.00	N/A	N/A
19.33	0.00%	$1,000.00	N/A	N/A
17.40	-10.00%	$1,000.00	N/A	N/A
15.46	-20.00%	$1,000.00	N/A	N/A
13.53	-30.00%	$1,000.00	N/A	N/A
11.98	-38.00%	$1,000.00	N/A	N/A
9.67	-50.00%	$500.00**	51***	$7.09***
7.73	-60.00%	$400.00**	51***	$5.67***
5.80	-70.00%	$300.00**	51***	$4.25***
3.87	-80.00%	$200.00**	51***	$2.84***
1.93	-90.00%	$100.00**	51***	$1.41***
0.00	-100.00%	$0.00	0	$0.00

*	Per $1,000 principal amount Note. The numbers shown in the table above exclude the final Contingent Coupon payment that will be due on the Maturity Date if the Final Price is greater than the Coupon Barrier Price.
**	Assumes that we do NOT elect to exercise our physical settlement option at maturity, as described on the cover page of this pricing supplement.
***	Assumes that we do elect to exercise our physical settlement option at maturity, as described on the cover page of this pricing supplement.

The following examples illustrate how the payments at maturity set forth in the table on the previous page are calculated:

Example 1: The Reference Asset increases from an Initial Price of $19.33 to a Final Price of $21.26.

Because the Final Price is greater than the Barrier Price, you will receive at maturity, in addition to the final Contingent Coupon, a cash payment of $1,000 per $1,000 principal amount Note that you hold.

Example 2: The Reference Asset decreases from an Initial Price of $19.33 to a Final Price of $15.46.

Although the Final Price is less than the Initial Price, the Final Price is greater the Barrier Price. Accordingly, you will receive at maturity, in addition to final Contingent Coupon, a cash payment of $1,000 per $1,000 principal amount Note that you hold.

Example 3: The Reference Asset decreases from an Initial Price of $19.33 to a Final Price of $9.67 (which is less than the Barrier Price) and we do NOT exercise our option to physically settle the Notes.

Because the Final Price is less than the Barrier Price, you will receive a cash payment at maturity of $500.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × -50.00%] = $500.00

In addition, because the Final Price is less than the Coupon Barrier Price, no Contingent Coupon payment is due on the Maturity Date.

Example 4: The Reference Asset decreases from an Initial Price of $$19.33 to a Final Price of $9.67 (which is less than the Barrier Price) and we exercise our option to physically settle the Notes.

Because the Final Price is less than the Barrier Price, you will receive 51 shares of the Reference Asset at maturity (equal to the Physical Delivery Amount) plus a cash payment of $7.09 (equal to the Fractional Share Amount times the Final Price) for each $1,000 principal amount Note that you hold.

In addition, because the Final Price is less than the Coupon Barrier Price, no Contingent Coupon payment is due on the Maturity Date.

SELECTED PURCHASE CONSIDERATIONS

•	Market Disruption Events and Adjustments—The Observation Dates, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•	For a description of what constitutes a market disruption event with respect to the Reference Asset as well as the consequences of that market disruption event, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

•	For a description of further adjustments that may affect the Reference Asset, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”.

If an Observation Date (other than the Final Valuation Date) is postponed, the related Contingent Coupon Payment Date (or Early Redemption Date, if applicable) will be the fifth business day following such Observation Date, as postponed. If the Final Valuation Date is postponed, the Maturity Date will be postponed by the same number of business days from but excluding the originally scheduled Final Valuation Date to and including the originally scheduled Maturity Date. If a Contingent Coupon Payment Date or the Maturity Date is postponed for any reason, payment will be made with the same force and effect as if made on the originally scheduled Contingent Coupon Payment Date or Maturity Date. No additional interest will accrue as a result of delayed payment.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, any Observation Date (including the Final Valuation Date) may be postponed by up to five scheduled trading days due to the occurrence or continuance of a Market Disruption Event on such date. The term “scheduled trading day” has the meaning set forth under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Asset.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Contingent Coupons you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes (subject to the discussion below regarding the receipt of shares of the Reference Asset at maturity) in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes. Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent of the portion of the sale proceeds that relates to accrued Contingent Coupons that you have not yet included in ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. Moreover, in the event you receive shares of the Reference Asset upon the maturity of the Notes, such loss may be deferred (as described in the following paragraph).

If you receive shares of the Reference Asset upon the maturity of your Notes, it is not clear whether the receipt of shares of the Reference Asset should be treated as (i) a taxable settlement of the Notes followed by a purchase of the shares or (ii) a tax-free purchase of the shares pursuant to the original terms of the Notes. Accordingly, you should consult your tax advisor about the tax consequences to you of receiving shares of the Reference Asset upon the maturity of your Notes. If the receipt of the shares is treated as a taxable settlement of the Notes followed by a purchase of the shares, you should (i) recognize capital loss in an amount equal to the difference between the fair market value of the shares you receive at such time plus the Fractional Share Amount, if any, and your tax basis in the Notes, and (ii) take a basis in such shares in an amount equal to their fair market value at such time. If, alternatively, the receipt of shares of the Reference Asset upon the maturity of your Notes is treated as a tax-free purchase of the shares, (i) the receipt of shares of the Reference Asset upon maturity of your Notes should not give rise to the current recognition of loss at such time, (ii) you should take a carryover basis in such shares equal to the basis you had in your Notes (determined as described below, less the basis attributable to a fractional share, if any), and (iii) if you receive the

Fractional Share Amount upon the stock settlement of such Notes, you should recognize short-term capital loss equal to the difference between the amount of cash you receive and your tax basis in the fractional share. In general, your tax basis in your Notes will be equal to the price you paid for the Notes. Your holding period in the shares you receive upon the maturity of your Notes will begin on the day after you receive such shares.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Contingent Coupons (if any) that are paid on the Notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Asset that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Contingent Coupons to be paid on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Coupons at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Coupons it pays to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”; and

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”.

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in a Loss; No Principal Protection—The Notes do not guarantee any return of principal. If the Final Price of the Reference Asset is less than the Barrier Price and we do not exercise our option to physically settle your Notes, the amount of your principal that you receive at maturity will be fully exposed to the decline of the Reference Asset from the Initial Price to the Final Price. If the Final Price is less than the Barrier Price and we do exercise our option to physically settle your Notes, you will receive an amount of shares of the Reference Asset with a market value that is expected to be substantially less than the value of your initial investment. You may lose some or all of your investment in the Notes.

•	Potential Positive Return Limited to the Contingent Coupons—The positive return on the Notes is limited to the Contingent Coupons, if any, that may be due during the term of the Notes. You will not participate in any appreciation in the value of the Reference Asset and you will not receive more than the principal amount of your Notes at maturity (plus a Contingent Coupon if one is due in respect of the Final Valuation Date) even if the Reference Asset Return is positive.

•	You May Not Receive any Contingent Coupon Payments on the Notes—You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Price of the Reference Asset on the related Observation Date is equal to or greater than the Coupon Barrier Price. If the Closing Price of the Reference Asset on an Observation Date is less than the Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Price of the Reference Asset is less than the Coupon Barrier Price on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•	If Your Notes are not Redeemed by Us Prior to Maturity, the Payment at Maturity is Not Based on the Price of the Reference Asset at any Time Other than the Closing Price on the Final Valuation Date—The Final Price and the Reference Asset Return will be based solely on the Closing Price of the Reference Asset on the Final Valuation Date. Accordingly, if the price of the Reference Asset dropped precipitously on the Final Valuation Date, the value of the payment at maturity that you will receive on your Notes (whether in the form of a cash payment or shares of the Reference Asset plus cash in lieu of fractional share amounts), if any, will be significantly less than it would have been had your payment at maturity been linked to the price of the Reference Asset at a time prior to such drop.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, we may redeem your Notes (in whole but not in part) at our sole discretion without your consent at the Redemption Price on any Contingent Coupon Payment Date. As such, the term of the Notes may be as short as one month.

The Redemption Price that you receive on any Early Redemption Date, together with any Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than aggregate amount of payments that you would have received had you held your Notes to the scheduled maturity. You may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No additional payments will be due after the Early Redemption Date. Our right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold. Our election to redeem the Notes may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•	Holding the Notes is not the Same as Owning Directly the Reference Asset; No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Reference Asset would have.

•	Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	Single Equity Risk—The price of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Reference Asset. We have not undertaken any independent review or due diligence of the issuer’s SEC filings or of any other publicly available information regarding the issuer.

•

There are Important Differences between American Depositary Shares and the Ordinary Shares of a Non-U.S. Company— The Notes are linked to the American Depositary Shares (or “ADS”) of a non-U.S. company. There are important differences between the rights of holders of an ADS and the non-U.S. stock such ADS represents. ADS are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, the non-U.S. company and holders of the ADS, which may be different from the rights of holders of the non-U.S. stock. For example, a company may make distributions in respect of the underlying non-U.S. stock that are not passed on to the holders of ADS representing such shares. Any such differences between the rights of holders of the Reference Asset and the rights of holders of the underlying ordinary shares may be significant and may materially and adversely affect the value of the Reference Asset and, as a result, the value of your Notes.

•	Non-U.S. Securities Markets Risks—The equity securities underlying the Reference Asset are issued by a foreign company in a foreign securities market. Such underlying securities may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Reference Asset, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuer of the securities underlying the Reference Asset depend on its home jurisdiction and the reporting requirements imposed by its regulators. In addition, the issuer of such securities may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•	The Notes are Subject to Currency Exchange Rate Risk—Because the Reference Asset is denominated in U.S. dollars but represents non-U.S. equity securities that are denominated in a non-U.S. currency, holders of the Notes will be exposed to currency exchange rate risk with respect to the currency in which the securities underlying the Reference Asset are denominated. Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity. If the value of the currency in which the securities underlying the Reference Asset is denominated strengthens against the U.S. dollar during the term of your Notes, you may not obtain the benefit of that increase, which you would have had you owned directly the ordinary shares underlying the Reference Asset.

•	Higher Contingent Coupon Rates are Generally Associated with a Greater Risk of Loss—Greater expected volatility with respect to the Reference Asset reflects a higher expectation as of the Initial Valuation Date that the price of the Reference Asset could close below the Barrier Price on the Final Valuation Date. This greater expected risk will generally be reflected in a higher Contingent Coupon rate for that Note. However, while the Contingent Coupon rate is a fixed percentage, the Reference Asset’s volatility may change significantly over the term of the Notes. The price of the Reference Asset could fall sharply, which could result in a significant loss of principal.

•	Historical Performance of the Reference Asset Should Not Be Taken as Any Indication of the Future Performance of the Reference Asset Over the Term of the Notes—The historical performance of the Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. Therefore, the performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to the historical performance of the Reference Asset.

•	If We Choose to Deliver Shares of the Reference Asset at Maturity the Value of Such Shares May Be Worth More or Less on the Maturity Date than their Value on the Final Valuation Date—If the notes have not been automatically redeemed prior to maturity and if the Final Price is less than the Barrier Level, we may elect to deliver shares of the Reference Asset on the Maturity Date. The value of the shares received on the Maturity Date depends on the closing price of the Reference Asset on the Maturity Date, rather than the Final Price. The value of such shares may change between the Final Valuation Date and the Maturity Date, and as a result, if we chose to delivery shares of the Reference Asset, the value of the payment at maturity may be lower than if we had chosen to make a cash payment on the Maturity Date.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above may be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above under “We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest”, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Wealth and Investment Management, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients. In doing so, Barclays Wealth and Investment Management will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions for any such sales. The role of Barclays Wealth and Investment Management as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth and Investment Management is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you. Barclays Wealth and Investment Management is acting solely as agent for Barclays Bank PLC. If you are considering whether to invest in the Notes through Barclays Wealth and Investment Management, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory , which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Contingent Coupons (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Coupons you receive on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Reference Asset on any day and the factors set forth above, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate, if any, on the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

DESCRIPTION OF THE REFERENCE ASSET

According to publicly available information, Petróleo Brasileiro S.A.—Petrobras (the “Company”) explores for and produces oil and natural gas. The Company refines, markets, and supplies oil products. The Company operates oil tankers, distribution pipelines, marine, river and lake terminals, thermal power plants, fertilizer plants, and petrochemical units. The Company operates in South America and elsewhere around the world. American Depositary Shares representing the Company’s Common Shares are listed on the New York Stock Exchange under the ticker symbol “PBR”. Such American Depositary Shares are evidenced by American Depositary Receipts, each of which represents two ordinary shares of the Company.

You are urged to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-15106, or its CIK Code: 0001119639.

The summary information above regarding the Company comes from the Company’s SEC filings. You are urged to refer to the SEC filings made by the Company and to other publicly available information (such as the Company’s annual report) to obtain an understanding of the Company’s business and financial prospects. The summary information contained above is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of the Company’s SEC filings or of any other publicly available information regarding the Company.

Historical Performance of the Reference Asset

The following table sets forth the high and low daily closing prices, as well as end-of-quarter Closing Prices, of the Reference Asset during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	62.51	46.28	51.06
June 30, 2008	75.19	52.28	70.83
September 30, 2008	70.24	38.44	43.95
December 31, 2008	43.48	14.94	24.49
March 31, 2009	34.99	23.01	30.47
June 30, 2009	45.64	32.16	40.98
September 30, 2009	46.16	35.44	45.90
December 31, 2009	53.01	44.43	47.68
March 31, 2010	48.91	38.20	44.49
June 30, 2010	46.35	32.88	34.32
September 30, 2010	38.68	32.81	36.27
December 31, 2010	37.84	31.90	37.84
March 31, 2011	41.57	35.41	40.43
June 30, 2011	41.41	31.87	33.86
September 30, 2011	34.75	22.45	22.45
December 31, 2011	28.44	21.50	24.85
March 31, 2012	32.12	25.69	26.56
June 30, 2012	26.61	17.64	18.77
September 30, 2012	24.18	18.68	22.94
December 31, 2012	23.15	17.97	19.47
March 31, 2013	20.37	14.45	16.57
June 30, 2013	19.48	13.32	13.42
September 30, 2013	16.37	12.13	15.49
December 31, 2013	17.90	13.34	13.78
March 31, 2014	13.32	10.27	13.15
June 30, 2014	15.94	13.14	14.63
September 5, 2014*	20.65	14.44	19.38

*	For the period commencing July 1, 2014 and ending on September 5, 2014

The following graph sets forth the historical performance of the Reference Asset based on daily Closing Prices from January 1, 2008 through September 5, 2014. The Closing Price of one share of the Reference Asset on September 5, 2014 was $19.38.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

You should not take the historical prices of the Reference Asset as an indication of the future performance of the Reference Asset. The price of the Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the Reference Asset during any period shown above is not an indication that the price of the Reference Asset is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Reference Asset. The actual performance of the Reference Asset over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown above.

We obtained the historical trading price information set forth above from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc. (together the “Agents”), and the Agents have agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agents commit to take and pay for all of the Notes, if any are taken.